UNITED STATES
                        SECURITES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 15

CERTIFICATE AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                   Commission File No.:  0-15542

                              LAMONTS APPAREL, INC.
                             ----------------------
             (Exact name of registrant as specified in its charter)


            12413 Willows Road N.E., Kirkland, Washington 98034-8711
           ---------------------------------------------------------
   (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)


    Class A Common Stock and Class B Common Stock, $0.01 par value per share
                        (including any associated rights)
     ----------------------------------------------------------------------
               (Title of class of securities covered by this Form)


                                       N/A
                                      -----
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)       [X]               Rule 12h-3(b)(1)(i)      [ ]
   Rule 12g-4(a)(1)(ii)      [ ]              Rule 12h-3(b)(1)(ii)      [ ]
   Rule 12g-4(a)(2)(i)       [ ]              Rule 12h-3(b)(2)(i)       [ ]
   Rule 12g-4(a)(2)(ii)      [ ]              Rule 12h-3(b)(2)(ii)      [ ]
                                               Rule 15d-6               [ ]

     Approximate number of holders of record as of the certification or notice date: 0
     ---

     Pursuant to the requirements of the Securities Exchange Act of 1934, Lamonts Apparel, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated:  November 21, 2000.                    LAMONTS APPAREL, INC.,
                                              as debtor and debtor in possession


                                              By:/s/ Debbie A. Brownfield
                                                 -------------------------------
                                                 Name:    Debbie A. Brownfield
                                                 Title:   President